Exhibit 4.3

                               [Alex. Brown logo]
                            ALEX. BROWN INCORPORATED
                     One Thirty-five East Baltimore Street
                           Baltimore, Maryland 21202
                                  410-727-1700

                                 March 25, 1996

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, D.C. 20549

Dear Sirs:
     This will confirm that Alex. Brown Incorporated (the "Company") will furnish to the Securities and Exchange Commission upon request copies of the following Loan Agreements:

     (i) Competitive Advance, Revolving Credit Facility and Term Loan Agreement dated as of March 8, 1996 between Alex. Brown Incorporated and various banks including Chemical Bank, as Documentation Agent, and The Bank of New York, as Administrative Agent;

     (ii) Competitive Advance and Revolving Credit Facility Agreement dated as of March 8, 1996 between Alex. Brown Incorporated and various banks including Chemical Bank, as Documentation Agent, and The Bank of New York, as Administrative Agent;

     (iii) Loan Agreement dated July 14, 1994 between Alex. Brown & Sons Incorporated and Signet Bank/Maryland;

     (iv) Competitive Advance and Revolving Credit Facility Agreement dated as of August 16, 1993 between Alex. Brown Incorporated and various banks including Chemical Bank, as Documentation Agent, and The Bank of New York, as Administrative Agent;

     (v) Loan Agreement dated April 8, 1993 between Alex. Brown & Sons Incorporated and The First National Bank of Maryland;

     (vi) Security Agreement dated October 19, 1992 between Alex. Brown Leasing Services Incorporated and Signet Leasing and Financial Corporation; and

     (vii) Security Agreement dated March 27, 1992 between Alex. Brown Leasing Services Incorporated and Signet Leasing and Financial Corporation.

     The amount and debt authorized for each of the foregoing Loan Agreements does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis.

                                       Very truly yours,

                                       ALEX. BROWN INCORPORATED

                                       By: /s/ Beverly L. Wright
                                           Beverly L. Wright
                                           Treasurer and Chief Financial Officer